Exhibit 99.1

Worldwide Communications:
Media Relations Office:  847.700-5538
Evenings/Weekends: 847.700-4088

UAL Corporation’s Officers Establish Rule 10b5-1 Stock Trading Plans

CHICAGO, August 2, 2006 — UAL Corporation (NASDAQ: UAUA) today announced that certain officers of the company have established pre-arranged personal stock trading plans with a brokerage firm under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.

Each stock trading plan was entered into on July 7, 2006. Rule 10b5-1 enables securities holders to adopt pre-arranged stock trading plans for the sale of predetermined amounts of securities on a non discretionary basis.

The individuals participating in the stock trading plans will sell shares to pay taxes due on stock grants made to officers as part of the company’s ongoing long-term incentive plans, as well as for other purposes. Sales under these plans also have the effect of spreading stock trades over an extended period of time and thereby reduce market impact.

The following officers have elected to enter into Rule 10b5-1 stock trading plans:

•       Glenn F. Tilton, Chairman, President and Chief Executive Officer;

•       Jane G. Allen, Senior Vice President - Human Resources of United Air Lines, Inc.;

•       Frederic F. Brace, Executive Vice President and Chief Financial Officer;

•       Sara A. Fields, Senior Vice President — Office of the Chairman of United Air Lines, Inc.;

•       Gerald F. Kelly, Jr., Senior Vice President - Continuous Improvement, Strategic Sourcing and Chief Information Officer of United Air Lines, Inc.;

•       Paul R. Lovejoy, Senior Vice President, General Counsel and Secretary;

•       Peter D. McDonald, Executive Vice President and Chief Operating Officer;

•       Rosemary Moore, Senior Vice President - Corporate and Government Affairs of United Air Lines, Inc.; and

•       John P. Tague, Executive Vice President & Chief Revenue Officer.

The stock trading plans will terminate on Feb. 2, 2010, except for Mr. Kelly’s plan, which will terminate on April 2, 2010.  Sales of shares pursuant to the stock trading plans will be reported through Form 144 and Form 4 filings with the Securities and Exchange Commission. In aggregate, a total of 791,529 shares of the company’s common stock may be sold pursuant to the stock trading plans entered into by the company’s named executive officers largely to cover the executives’ tax obligation associated with the vesting of restricted stock.

Except as may be required by law, the company does not report stock trading plans by other company officers or directors, or modifications, transactions or other activities under any publicly announced plan.

The Company anticipates adopting stock ownership guidelines applicable to officers of UAL and United Air Lines, Inc. that will require officers of the Company to hold stock in UAL Corp. The Company expects sales under the stock trading plans to be in compliance with these guidelines. The Company previously adopted a Securities Trading Policy which applies to, among other individuals, the officers of UAL and United. The sale of securities pursuant to the sales plans is in accordance with the Securities Trading Policy.

About United

United Airlines (NASDAQ: UAUA) operates more than 3,700* flights a day on United, United Express and Ted to more than 210 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United is also a founding member of Star Alliance, which provides connections for our customers to 842 destinations in 152 countries worldwide. United’s 57,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company’s Web site at united.com.

*  Based on the flight schedule between May 1, 2006 and December 31, 2006.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements included in this press release are forward-looking and thus reflect the company’s current expectations and beliefs with respect to certain current and future events and financial performance.  Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of the company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements.  Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the company’s ability to comply with the terms of its credit facility; the costs and availability of financing; the company’s ability to execute its business plan; the company’s ability to attract, motivate and/or retain key employees; the company’s ability to attract and retain customers; demand for transportation in the markets in which the company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and refining capacity in relevant markets); the effects of  any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of aviation fuel; our ability to cost effectively hedge against increases in the price of aviation fuel; the costs associated with security measures and practices; labor costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand; capacity decisions of our competitors, U.S. or foreign governmental legislation, and  regulation and other actions; the ability of the company to maintain satisfactory labor relations, any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth from time to time in UAL’s reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the company that such matters will be realized.  The company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

###